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                               EXHIBIT (99)



         DEARBORN, Mich., September 24, 1999 - CMS Energy Corporation (NYSE:CMS) today announced its Board of Directors has declared a quarterly dividend of 36.5 cents per share on the Corporation's common stock, payable November 22, 1999, to shareholders of record November 3, 1999.

         CMS Energy also announced that it has mailed today to all CMS Class G shareholders a notice of an exchange, on October 25, 1999, of up to 6.2 million shares of CMS Energy common stock for all outstanding shares of Class G stock (NYSE:CPG). As announced on September 9, 1999, CMS Energy will exchange 0.7041 share of CMS Energy common stock for each share of CMS Class G stock. Given the October 25 exchange date, current Class G shareholders will receive the November 22, 1999 CMS Energy common stock dividend, and therefore no Class G dividend was declared.

         CMS Energy Corporation has annual sales of about $6 billion and assets of about $14 billion throughout the U.S. and in 22 countries around the world with businesses in electric and natural gas utility operations; independent power production; natural gas pipelines and storage; oil and gas exploration and production; and energy marketing, services and trading. CMS Energy Corporation's principal subsidiary is Consumers Energy, Michigan's largest utility and America's fourth largest combination gas and electric utility.

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For more information on CMS Energy, please visit our website at:
www.cmsenergy.com/